Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	6,900,000	$56.36	$388,884,000	$138.10 per $1,000,000	$53,704.88
	Total Offering Amounts					$388,884,000		$53,704.88
	Total Fee Offsets							$0
	Net Fee Due							$53,704.88
Offering Notes
1
a.The number of shares registered on the Registration Statement consists of shares of common stock, par value $0.001 per share (“Common Stock”), of Kratos Defense & Security Solutions, Inc. (the “Registrant”) reserved for issuance under Kratos Defense & Security Solutions, Inc. 2023 Equity Incentive Plan, as amended and restated (the “Plan”).
b.Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any future stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event or change in the Registrant’s capital stock.
c.Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low sales prices reported for the Common Stock on The Nasdaq Stock Market LLC on May 11, 2026 (rounded up to the nearest cent).